EXHIBIT 99.1

Press Release dated August 9, 2016, announcing that the Company retained the services of Alex Sandel, as the Chairman of the Company's Advisory Board.

AIRBORNE WIRELESS NETWORK (OTC QB: ABWN) APPOINTS PACKARD BELL CO-FOUNDER
ALEX SANDEL AS CHAIRMAN OF ITS ADVISORY BOARD.

OTC QB: ABWN, August 9, 2016, Simi Valley, California.

Airborne Wireless Network, a Nevada Corporation (the "Company") is pleased to report that it has appointed Alex Sandel as Chairman of its advisory board.

Mr.Sandel founded Packard Bell Computers, as well as many other successful companies. Mr. Sandel pioneered the personal computer industry. During his tenure at Packard Bell, Mr. Sandel took Packard Bell from concept to the largest personal computer manufacturer and distributor in the United States, representing approximately 50%of the retail market share.

In 1994, Packard Bell's worldwide sales exploded, up 120% from the year before, to an estimated $3 billion. Under Mr. Sandel's leadership, Packard Bell became the number one personal computer sold in private homes and the Packard Bell brand was expanded to more than 8,000 retail outlets in United States, as well as 120 countries worldwide.

As a large portion of the Company's success depends on processors and software, Mr. Sandel's experience, leadership, and proven "concept to success" track record should be a tremendous asset to the Company.

Mr. Sandel's ability to locate and nurture relationships with technical as well as financial businesses should certainly benefit the Company, as it designs and builds its widely anticipated Airborne Wireless Network, a Digital Super Highway in the sky; a network that does not rely on satellites.

For further information, please visit airbornewirelessnetwork.com